TEMPUR SEALY ADOPTS LIMITED DURATION SHAREHOLDER RIGHTS PLAN

LEXINGTON, KY, March 27, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company”) announced today that the Board of Directors has approved the adoption of a limited duration stockholder rights plan (the "Rights Plan") and declared a dividend distribution of one right (“Right”) for each outstanding share of common stock. The record date for such dividend distribution is April 7, 2020.

The adoption of the Rights Plan is intended to protect the Company and its stockholders from the actions of third parties that the Board of Directors determines are not in the best interests of the Company and its stockholders, and to enable all stockholders to realize the long-term value of their investment in the Company. The Board of Directors believes that the Rights Plan will ensure that the Board of Directors remains in the best position to discharge its fiduciary duties to the Company and its stockholders. The Rights Plan is not intended to interfere with any sale, merger, tender or exchange offer or other business combination approved by the Board of Directors. Nor does the Rights Plan prevent the Company’s Board of Directors from considering any offer that it considers to be in the best interest of the Company’s stockholders. The Rights Agreement is similar to shareholder rights plans adopted by other public companies, and is intended to promote the fair and equal treatment of all Company stockholders and ensure that no person or group can gain control of the Company through open market accumulation or other tactics potentially disadvantaging the interests of all stockholders without paying an appropriate control premium to deliver sufficient value for all Company stockholders. The Board has taken note in particular that, in light of the COVID-19 pandemic and recent market events, the closing price of the Company’s common stock had dropped by over 70% during a 10 trading day period within the past month.

Under the Rights Plan, the rights generally would become exercisable only if a person or group acquires beneficial ownership of 10% (or 20% in the case of a passive institutional investor) or more of the Company’s common stock in a transaction not approved by the Company’s Board of Directors. In that situation, each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Plan, a number of shares of Company common stock having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 10% (or 20% in the case of a passive institutional investor) or more of the Company’s common stock, each holder of the right would thereafter have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Plan, a number of shares of common stock of the acquiring person having a market value of twice such price.

The Rights Plan will expire, without any further action being required to be taken by the Company’s Board of Directors, on March 26, 2021. The Company’s Board of Directors intends to consider an earlier termination of the Rights Plan if market and other conditions warrant.

Further details of the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. Copies are also available at no charge at the Investor Relations section of the Company’s corporate website at www.tempursealy.com.

Cleary Gottlieb Steen and Hamilton LLP is serving as legal advisor to Tempur Sealy.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws, which includes information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "expects," "will," "intends," “believes,” "would" and variations of such words or similar expressions are intended to identify such statements. These forward-looking statements include, without limitation, statements relating to the Company's Rights Plan and anticipated benefits and expected consequences of the Rights Plan. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include risks associated with the duration, scope and severity of COVID-19 and its effects on the global economy and the Company’s business and operations; the effectiveness of the Rights Plan in (i) preventing a third party from taking advantage of the onset of adverse market conditions or recent and potentially short-term declines in the Company’s share price to acquire actual or effective control, in the open market or otherwise, of the Company’s common stock without paying a price that reflects the Company’s intrinsic value or long-term prospects, or (ii) providing the Board with an increased period of time to evaluate the adequacy of an acquisition offer, investigate alternatives, solicit competitive proposals, or take other steps necessary to maximize value for the benefit of all the Company’s stockholders.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" in ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2019. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com